UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2021 (December 15, 2021)

VECTOR GROUP LTD.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-5759	65-0949535
(Commission File Number)	(I.R.S. Employer Identification No.)

4400 Biscayne Boulevard Miami Florida	33137
(Address of Principal Executive Offices)	(Zip Code)

(305) 579-8000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common stock, par value $0.10 per share	VGR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INTRODUCTORY NOTE

Distribution of Douglas Elliman Inc.

As previously announced, on December 10, 2021, the Board of Directors of Vector Group Ltd. (“Vector”) approved the distribution to its stockholders of the common stock of Douglas Elliman Inc. (“Spinco”) (such distribution of Spinco’s common stock, the “Distribution”). The Distribution will take the form of a distribution by Vector of one share of Spinco common stock, par value $0.01 per share for every two shares of Vector’s common stock (including Vector common stock underlying outstanding stock option awards and restricted stock awards) held of record at the close of business, New York City time, on December 20, 2021 (the “Record Date”). The Distribution will become effective and the new shares of Spinco will be distributed at 11:59 p.m., New York City time, on December 29, 2021 (the “Distribution Date”). On December 16, 2021, Spinco’s registration statement on Form S-1 (File No. 333-261523) (the “Form S-1”) was declared effective by the U.S. Securities and Exchange Commission (the “SEC”). The completion of the Distribution is subject to, among other things, the receipt of a tax opinion from counsel to Vector. Vector’s Board of Directors has reserved the right to modify or abandon the Distribution at any time prior to the Distribution. Vector expects the conditions to the Distribution to be satisfied on or before the Distribution Date.

Item 1.01	Entry into a Material Definitive Agreement.

Following the Distribution, Spinco will be a public company and Vector will have no continuing common stock ownership interest in Spinco. For purposes of governing the ongoing relationships between Vector and Spinco after the Distribution and to provide for an orderly transition, Vector and Spinco have entered or will enter into a number of agreements prior to the Distribution. The principal agreements are described below.

The agreements summarized in this Item 1.01 are included as Exhibits 2.1, 2.2, 10.1, 10.2 and 10.8 to this Current Report on Form 8-K, and the following summaries of those agreements are qualified in their entirety by reference to the agreements as so filed, which are incorporated into this Item 1.01 by reference.

Distribution Agreement

On December 21, 2021, Vector entered into the Distribution Agreement with Spinco as part of a series of transactions pursuant to which Spinco will receive prior to the Distribution the subsidiaries, businesses and other assets described in the Form S-1, including the real estate services and property technology (“PropTech”) investment business currently owned and operated by Vector, but excluding Vector’s interests in numerous properties and real estate projects.

Under the Distribution Agreement, as further described in the Introductory Note above, Vector will distribute all of Spinco’s outstanding common stock to the holders of Vector’s common stock (including Vector common stock underlying outstanding stock option awards and restricted stock awards).

Under the Distribution Agreement, Vector will provide Spinco with indemnities with respect to liabilities, damages, costs and expenses arising out of any of: (i) Vector’s businesses (other than businesses of Spinco); (ii) certain identified claims or proceedings; and (iii) any breach by Vector of its obligations under the Distribution Agreement. Spinco will provide Vector with indemnities with respect to liabilities, damages, costs and expenses arising out of any of (i) its businesses; and (ii) certain identified claims or proceedings; and (iii) any breach by Spinco of its obligations under the Distribution Agreement.

In the Distribution Agreement, Vector and Spinco will each release the other party from all liabilities existing or arising from any acts occurring on or prior to the Distribution.

The Distribution Agreement also provides that Vector has the sole and absolute discretion to determine whether to proceed with the Distribution, including the form, structure and terms of any transactions to effect the Distribution and the timing of and satisfaction of conditions to the consummation of the Distribution.

The Distribution Agreement also provides for access to records and information, cooperation in defending litigation, as well as methods of resolution for certain disputes.

Transition Services Agreement

On December 21, 2021, Vector and Spinco entered into a Transition Services Agreement under which, in exchange for the fees specified in such agreement, Vector agrees to provide certain corporate and other services to Spinco, including with respect to such areas as accounts payable, payroll, tax, certain legal functions, human resources, insurance and risk management, investor relations, corporate communications, benefit plan administration and reporting and internal audit functions. For these services, Spinco will pay Vector an arms’ length amount determined pursuant to a transfer pricing study conducted by a third party. Vector and Spinco, as parties receiving services under the Transition Services Agreement, will agree to indemnify the party providing services for losses incurred by such party that arise out of or are otherwise in connection with the provision by such party of services under the Transition Services Agreement, except to the extent that such losses result from the providing party’s gross negligence, willful misconduct or breach of its obligations under the Transition Services Agreement. Similarly, each party providing services under the Transition Services Agreement will agree to indemnify the party receiving services for losses incurred by such party that arise out of or are otherwise in connection with the indemnifying party’s provision of services if such losses result from the providing party’s gross negligence, willful misconduct or breach of its obligations under the agreement.

Tax Disaffiliation Agreement

On December 21, 2021, Vector and Spinco entered into a Tax Disaffiliation Agreement that governs the parties’ respective rights, responsibilities and obligations with respect to taxes and tax benefits, the filing of tax returns, the control of audits and other tax matters. References in this summary description of the Tax Disaffiliation Agreement to the terms “tax” or “taxes” mean taxes as well as any interest, penalties, additions to tax or additional amounts in respect of such taxes.

Spinco and its eligible subsidiaries currently join with Vector in the filing of certain consolidated, combined, and unitary returns for state, local, and other applicable tax purposes. However, for periods (or portions thereof) beginning after the Distribution, Spinco generally will not join with Vector or any of its subsidiaries (as determined after the Distribution) in the filing of any federal, state, local or other applicable consolidated, combined or unitary tax returns.

Under the Tax Disaffiliation Agreement, with certain exceptions, Vector will generally be responsible for all U.S. federal, state, local and other applicable income taxes for any taxable period or portion of such period ending on or before the Distribution Date. Spinco will generally be responsible for all taxes that are attributable to it or one of its subsidiaries after the Distribution Date.

Spinco will be generally responsible for filing all separate company tax returns that relate to it or one of its subsidiaries for any taxable period or portion of such period beginning after the Distribution Date. Vector will be generally responsible for filing all other tax returns. Where possible, Spinco will waive the right to carry back any losses, credits, or similar items to periods ending prior to or on the Distribution Date, however, if Spinco cannot waive the right, Spinco will be entitled to receive the resulting refund or credit, net of any taxes incurred by Vector with respect to the refund or credit.

Generally, Vector will have the authority to conduct all tax proceedings, including tax audits, relating to taxes or any adjustment to taxes for which Vector is responsible for filing a return under the Tax Disaffiliation Agreement, and Spinco will have the authority to conduct all tax proceedings, including tax audits, relating to taxes or any adjustment to taxes for which Spinco is responsible for filing a return under the Tax Disaffiliation Agreement. However, if one party acknowledges a liability to indemnify the other party for a tax to which such proceeding relates, and provides evidence to the other party of its ability to make such payment, the first-mentioned party will have the authority to conduct such proceeding. The Tax Disaffiliation Agreement further provides for cooperation between Vector and Spinco with respect to tax matters, the exchange of information and the retention of records that may affect the tax liabilities of the parties to the agreement.

The Tax Disaffiliation Agreement requires that neither Spinco nor any of its subsidiaries will take, or fail to take, any action where such action, or failure to act, would be inconsistent with or preclude the Distribution from qualifying as a tax-free transaction to Vector and to its stockholders under Section 355 of the Code, or would otherwise cause holders of Vector’s stock receiving Spinco stock in the Distribution to be taxed as a result of the Distribution and certain transactions undertaken in connection with the Distribution. Additionally, for the two-year period following the Distribution, Spinco will be restricted from engaging in certain activities that may jeopardize the tax-free treatment of the Distribution to Vector and its stockholders, unless Spinco receives Vector’s consent or otherwise obtain a ruling from the Internal Revenue Service or a legal opinion, in either case reasonably satisfactory to Vector, that the activity will not alter the tax-free status of the Distribution to Vector and its stockholders.

Finally, Spinco will be required to indemnify Vector, directors and officers for any taxes, resulting from action or failure to act, if such action or failure to act precludes the Distribution from qualifying as a tax-free transaction (including taxes imposed as a result of a violation of the restrictions set forth above).

Employee Matters Agreement

Vector and Spinco have entered into an Employee Matters Agreement that allocates assets, liabilities and responsibilities with respect to certain employee compensation and benefit plans and programs and certain other related matters upon completion of the Distribution, including the treatment of outstanding equity awards held by employees and non-employee directors of Vector. In general, Spinco employees currently participate in various of Spinco’s retirement, health and welfare, and other employee benefit plans. After the Distribution, it is anticipated that Spinco’s employees will generally continue to participate in such plans and arrangements established and maintained by Spinco. Effective as of the Distribution date, Vector and Spinco generally will each hold responsibility for their respective employees and compensation plans.

Aviation Agreements

Subject to applicable Federal Aviation Administration rules, subsidiaries of Vector have entered into dry lease agreements with Spinco and certain of its subsidiaries, pursuant to which Spinco will have the right to lease on a flight-by-flight basis certain aircraft owned by Vector. Spinco will be required to pay Vector an hourly rental rate for each flight. Spinco expects to enter into an additional agreement with a third-party management company to provide crew, and other necessary administrative support services, which is expected to be the same management company contracted by Vector, in which case Vector expects payments for fixed costs to be allocated on an equitable basis.

Item 5.02	Compensatory Arrangements of Certain Officers.

Executive Officer Letter Agreements

In connection with the Distribution, Vector has entered into letter agreements with each of Messrs. Howard M. Lorber, Richard J. Lampen, J. Bryant Kirkland III and Marc N. Bell, Vector’s President and Chief Executive Officer; Executive Vice President and Chief Operating Officer; Senior Vice President, Chief Financial Officer and Treasurer; and Senior Vice President, General Counsel and Secretary, respectively, to acknowledge that they will also serve as Spinco’s President and Chief Executive Officer and on its Board of Directors; Spinco’s Executive Vice President and Chief Operating Officer and on its Board of Directors; Spinco’s Senior Vice President, Chief Financial Officer and Treasurer; and Spinco’s Senior Vice President, Secretary and General Counsel, respectively, following the Distribution. In addition, Mr. Lorber’s letter agreement provides that his base salary with Vector following the Distribution will be $1,800,000 per annum and documents certain changes to his benefits following the Distribution, and Mr. Lampen’s letter agreement provides that his base salary with Vector following the Distribution will be $650,000 per annum.

The description of the letter agreements contained in this Item 5.02 does not purport to be complete and is qualified in its entirety by reference to the full text of each letter agreement, copies of which are attached as Exhibits 10.3-10.6 to this Current Report on Form 8-K and is incorporated herein by reference.

Amendment to Kirkland Employment Agreement

On December 21, 2021, Vector and J. Bryant Kirkland III, the Senior Vice President, Treasurer and Chief Financial Officer of Vector, entered into a letter agreement (the “Kirkland Amendment”) amending Mr. Kirkland’s Employment Agreement with Vector dated as of January 27, 2006, as amended by the First Amendment, dated as of February 29, 2016. The Kirkland Amendment revised the description of the annual cash bonus amount that would be payable to Mr. Kirkland in the event of severance-qualifying termination of employment to provide that such bonus shall be equal to the bonus paid to Mr. Kirkland for the performance period immediately prior to the year in which termination notice is given, but will not exceed Mr. Kirkland’s then-current target bonus opportunity.

The description of the Kirkland Amendment contained in this Item 5.02 does not purport to be complete and is qualified in its entirety by reference to the full text of the Kirkland Amendment, a copy of which is attached as Exhibit 10.7 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01	Other Events.

The information set forth in the Introductory Note is incorporated into this Item 8.01 by reference.

Certain Relationships and Potential Conflicts of Interest

Following the Distribution, there will be an overlap between certain key directors and officers of Vector and of Spinco. Howard M. Lorber will serve as the President and Chief Executive Officer of Vector and of Spinco. Richard J. Lampen will serve as the Chief Operating Officer of Vector and of Spinco. J. Bryant Kirkland III will serve as the Chief Financial Officer and Treasurer of Vector and of Spinco, Marc N. Bell will serve as General Counsel of Vector and of Spinco, and J. David Ballard will serve as Senior Vice President, Enterprise Efficiency and Chief Technology Officer of Vector and of Spinco. As a result, following the Distribution, not all of Vector’s executive officers will be devoting their full time and attention to Vector’s affairs. In addition, immediately following the Distribution, three members of Vector’s Board, Mr. Lorber, Mr. Lampen, and Wilson L. White, will also be directors of Spinco.

The overlapping directors and officers may have actual or apparent conflicts of interest with respect to matters involving or affecting each company. For example, there will be the potential for a conflict of interest when Spinco, on the one hand, and Vector and its respective subsidiaries and successors, on the other hand, are party to commercial transactions concerning real property investments and other corporate opportunities that may be suitable for more than one of the companies. Also, conflicts may arise if there are issues or disputes under the commercial arrangements that will exist between Vector and Spinco. In addition, after the Distribution, certain of Spinco’s directors and officers will continue to own stock and/or stock options or other equity awards earned from Vector.

In addition, Spinco has been engaged by the developers as the sole broker or the co-broker for several of Vector’s subsidiaries’ real estate development projects that Vector’s subsidiary, New Valley LLC owns an interest in through its real estate venture investments. Spinco reported gross commissions of approximately $10.8 million, $19.0 million, and $20.1 million from these projects for the years ended December 31, 2020, 2019, and 2018, respectively.

A son of Vector’s Chairman and Chief Executive Officer is an associate broker of Spinco and he received commissions and other payments of approximately $870,000, $712,000 and $317,600 in accordance with brokerage activities in 2020, 2019 and 2018, respectively. For the nine months ended September 30, 2021, he received commissions and other payments of approximately $631,000.

Beginning in September 2020, Daniel A. Sachar, the son-in-law of Vector’s Executive Vice President and Chief Operating Officer, serves as Vice President, Enterprise Innovation and Managing Director of New Valley Ventures LLC, which will be a subsidiary of Spinco on the Distribution Date, and received total compensation, which included salary, bonus and 401(k) matching awards of approximately $133,000 in 2020.

These ownership interests could create actual, apparent or potential conflicts of interest when these individuals are faced with decisions that could have different implications for Vector and Spinco.

Treatment of Outstanding Awards

Vector has granted options to purchase shares of Vector common stock to its employees (each, a “Vector option”). In connection with the Distribution, each such employee who is a holder of a Vector option, whether vested or unvested, that is outstanding on the record date will receive one share of Spinco common stock for every two shares of Vector common stock underlying such Vector option. Such distribution will be made to the such holder, less any required withholding taxes, at the same time that the distribution is made to Vector’s stockholders. Other than such distribution, there will be no adjustments to the existing Vector options in connection with the Distribution and the Vector options will continue to be governed by the same terms and conditions (including vesting terms, the number of shares of Vector common stock underlying the Vector options and the exercise price of such Vector options), as were applicable to the Vector option immediately prior to the Distribution.

Vector has issued restricted shares of Vector’s common stock to its employees and non-employee directors that are subject to time-based vesting conditions (each, a “Vector time-based restricted share award”). In connection with the Distribution, each such employee and non-employee director who is a holder of a Vector time-based restricted share award that is outstanding on the record date will receive one share of Spinco common stock for every two of the Vector’s restricted shares under the Vector time-based restricted share award. Such distribution will be made to the such holder, less any required withholding taxes, at the same time that the distribution is made to the Vector’s stockholders. Other than such distribution, there will be no adjustment to the existing Vector time-based restricted share award in connection with the Distribution and the Vector time-based restricted share award will continue to be governed by the same terms and conditions (including vesting terms and the number of Vector restricted shares outstanding under the Vector time-based restricted share award), as were applicable to the Vector time-based restricted share award immediately prior to the Distribution.

Vector has also issued restricted shares of Vector’s common stock to certain employees that are subject to performance-based vesting conditions (each, a “Vector performance-based restricted share award” and together with the Vector options and Vector time-based restricted share awards, the “Vector equity awards”). In connection with the Distribution, each such employee who is a holder of a Vector performance-based restricted share award that is outstanding on the record date will receive one share of Spinco common stock for every two of Vector’s restricted shares under the Vector performance-based restricted share award (based on the full number of restricted shares under the equity award); provided that (i) for the Vector performance-based restricted share award granted on November 10, 2015, such distribution will be subject to the same restrictions as the underlying Vector performance-based restricted share award and when the underlying Vector performance-based restricted share award vests, the distribution will be made, less any required withholding taxes and (ii) for the Vector performance-based restricted share award granted on February 24, 2021, the Distribution will be made to such holder, less any required withholding taxes, at the same time that the Distribution is made to Vector’s stockholders. Other than such distribution, there will be no adjustment to the existing Vector performance-based restricted share award in connection with the Distribution and the Vector performance-based restricted share award will continue to be governed by the same terms and conditions (including vesting terms and the number of Vector restricted shares outstanding under the Vector performance-based restricted share award), as were applicable to the Vector performance-based restricted share award immediately prior to the Distribution.

The total percentage of Spinco stock that will be distributed to employees and directors in respect of outstanding Vector equity awards is approximately 3.3%, and, other than the performance-based restricted share award granted on November 10, 2015, such stock will be distributed to the holders of outstanding Vector equity awards without any vesting conditions even if the Vector equity awards are never exercised or vested. The Distribution of Spinco common stock in respect of Vector common stock underlying Vector equity awards is expected to be taxable to both Vector and the holders of such awards. In connection with the employee portion of such tax obligations, the Distribution of shares of Spinco common stock that would otherwise be made in respect of shares of Vector common stock underlying Vector equity awards will be reduced by a percentage equal to the highest blended estimated Federal and state marginal tax rate applicable to such employee, and Vector will make a cash payment equal to the dollar value of the shares of Spinco common stock that were not distributed to such employee to the applicable governmental entity in satisfaction of such employee’s tax obligations.

No fractional shares of Spinco common stock will be issued in connection with the Distribution. If a holder of an outstanding Vector equity award would be entitled to receive a fractional share, such amount will be paid in cash at the time specified above and will generally be taxable to the holder of such outstanding Vector equity award.

Forward-Looking Statements

Statements and other information included in this Current Report on Form 8-K that are not historical facts, including include information relating to Vector’s intent, belief or current expectations, primarily with respect to, but not limited to, economic outlook, capital expenditures, cost reduction, cash flows, operating performance, growth expectations, competition, legislation and regulations, litigation, and related industry developments (including trends affecting Vector’s business, financial condition and results of operations) and Vector’s spin-off of Spinco, may constitute forward-looking statements. Forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The forward-looking statements speak only as of the date they are made, and Vector disclaims any obligation to update or revise the forward-looking statements contained herein, except as otherwise required by applicable federal securities laws..

Forward-looking statements can be identified by words or phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may be,” “objective,” “opportunistically,” “plan,” “potential,” “predict,” “project,” “prospects,” “seek,” and “will be” and similar words or phrases or their negatives. Forward-looking statements involve important risks and uncertainties that could cause Vector’s actual results, performance or achievements to differ materially from Vector’s anticipated results, performance or achievements expressed or implied by the forward-looking statements. Further information on the risks and uncertainties to the business of Vector include the risk factors described in the filings of the Vector with the SEC.

Factors that could cause actual results of Spinco to differ materially from those suggested by forward-looking statements include: general economic and market conditions, and any changes therein, due to acts of war and terrorism or otherwise; governmental regulations and policies; adverse changes in global, national, regional and local economic and market conditions, including those related to pandemics and health crises, such as the outbreak of COVID-19 and the impact of potential COVID-19 variants; the extent and timing of COVID-19 vaccine administration and the duration of the COVID-19 pandemic; Spinco’s ability to effectively manage the impacts of the COVID-19 pandemic and any government-mandated or encouraged suspension of Spinco’s business operations; the impacts of the Tax Cuts and Jobs Act of 2017, including its impact on the markets of Spinco’s business; effects of industry competition; severe weather events or natural or man-made disasters, including increasing the severity or frequency of such events due to climate change or otherwise, or other catastrophic events may disrupt Spinco’s business and have an unfavorable impact on home sale activity; the level of Spinco’s expenses, including its corporate expenses as a stand-alone publicly-traded company; Spinco’s status as an emerging growth company; the tax-free treatment of the spin-off; Spinco’s lack of operating history as a public company and costs associated with being an independent public company; potential dilution to holders of Spinco’s common stock as a result of issuances of additional shares of common stock to fund its financial obligations and other financing activities; the failure of Spinco or Vector to satisfy their respective obligations under the agreements entered into in connection with the spin-off; and the additional factors described under “Risk Factors” in the prospectus that is part of the registration statement on Form S-1 filed with the SEC by Spinco.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

2.1	Distribution Agreement, dated as of December 21, 2021, between Vector Group Ltd. and Douglas Elliman Inc.

2.2	Employee Matters Agreement, dated as of December 21, 2021 between Vector Group Ltd. and Douglas Elliman Inc.

10.1	Transition Services Agreement, dated as of December 21, 2021 between Vector Group Ltd. and Douglas Elliman Inc.

10.2	Tax Disaffiliation Agreement, dated as of December 21, 2021 between Vector Group Ltd. and Douglas Elliman Inc.

10.3	Executive Letter Agreement, dated as of December 21, 2021 between Vector Group Ltd. and Howard M. Lorber.

10.4	Executive Letter Agreement, dated as of December 21, 2021 between Vector Group Ltd. and Richard J. Lampen.

10.5	Executive Letter Agreement, dated as of December 21, 2021 between Vector Group Ltd. and J. Bryant Kirkland III.

10.6	Executive Letter Agreement, dated as of December 21, 2021 between Vector Group Ltd. and Marc N. Bell.

10.7	Second Amendment to Employment Agreement, dated as of December 21, 2021 between Vector Group Ltd. and J. Bryant Kirkland III.

10.8	Form of Aircraft Lease Agreement.

104	Cover Page Interactive Data File (embedded within the inline XRBL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VECTOR GROUP LTD.
(Registrant)

Date: December 21, 2021	By:	/s/ J. Bryant Kirkland III
		Name:	J. Bryant Kirkland III
		Title:	Senior Vice President, Treasurer and Chief Financial Officer